Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Equity Announces Fourth Quarter 2014

Financial and Operating Results and Provides 2015 Outlook

HOUSTON, TEXAS, February 24, 2015 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “CEQP”) reported today its financial results for the three and twelve months ended December 31, 2014 and provided its 2015 outlook.

Crestwood Equity owns the general partner of Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream” or “CMLP”). In a separate news release issued today, Crestwood Midstream reported stand-alone financial and operating results.

“In the fourth quarter 2014, we moved one step closer to our goal of repositioning Crestwood Equity as a pure-play general partner,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The sale of Tres Palacios to Crestwood Midstream and Brookfield Infrastructure allowed Crestwood Equity to substantially strengthen its balance sheet and to participate in the long term cash flow growth generated by Tres Palacios through its ownership of Crestwood Midstream’s incentive distribution rights.”

Crestwood Equity’s remaining operations include a North American natural gas liquids (NGL) supply and logistics business that connects NGL supplies being developed in growing shale plays such as the Marcellus, Utica, Bakken and PRB Niobrara with traditional NGL markets such as, retail propane, refineries and petrochemical consumers. Its portfolio of NGL infrastructure assets includes a West Coast natural gas processing, fractionation, and isomerization complex with 20 MBbls/d of capacity. The Central and Eastern US markets contain a 500 MBbls LPG storage facility in Seymour, Indiana, with connectivity to Enterprise, Teppco and Atex pipelines, and the exclusive lease and marketing rights for the 1.7 million barrel Bath storage facility in New York state along with multiple rail to truck terminals. Additionally, CEQP operates a large LPG transportation fleet of approximately 500 trucking units and 1,600 railcars capable of transporting over 175 MBbls/d of NGLs. Our marketing organization utilizes these and third-party assets to source, transport, store and deliver NGLs to meet our customers’ requirements. This wellhead-to-burner tip strategy, supported by our strategically located assets, provides a reliable and growing source of cash flow generation for Crestwood Equity.

Except for the NGL supply and logistics assets described above, the assets and operations reflected in the consolidated results reported herein are owned by Crestwood Midstream.

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NEWS RELEASE

Consolidated Fourth Quarter and Full-Year 2014 Financial Highlights(1)

•	Adjusted EBITDA in the fourth quarter 2014 was $132.7 million, a 20% increase over the fourth quarter 2013. Full-year 2014 Adjusted EBITDA totaled $495.9 million.

•	Assets owned by CMLP contributed Adjusted EBITDA of $117.7 million, a 29% increase over the fourth quarter 2013. Full-year 2014 Adjusted EBITDA totaled $442.5 million.

•	Assets owned by CEQP contributed Adjusted EBITDA of $15.0 million, compared to $19.7 million in the fourth quarter of 2013. The $4.7 million quarterly decrease was primarily attributable to higher contracted storage rates at Tres Palacios in the fourth quarter 2013 and increased corporate expenses. Full-year 2014 Adjusted EBITDA totaled $53.4 million.

•	Crestwood Equity reported a consolidated net loss of $30.7 million for the fourth quarter 2014, compared to a net loss of $42.1 million in the fourth quarter 2013. Net loss for the year ended 2014 total $10.4 million. Net loss for the fourth quarter 2014 and full-year 2014 includes an $83.1 million non-cash charge for impairments of goodwill and other long-lived assets.

•	Crestwood Equity reported distributable cash flow of $19.0 million for the fourth quarter 2014, compared to $24.3 million in the fourth quarter 2013. Full-year 2014 distributable cash totaled $69.9 million.

•	Crestwood Equity paid a fourth quarter cash distribution of $0.1375 per common unit ($0.55 per unit on an annualized basis) on February 13, 2015.

Consolidated Fourth Quarter 2014 Segment Results

Gathering and Processing segment EBITDA totaled $49.4 million, exclusive of non-cash goodwill and other long-lived asset impairments noted below, in the fourth quarter 2014, compared to $47.5 million in the fourth quarter 2013, excluding $31.4 million of non-cash accruals for the Antero Resources (“Antero”) earn-out. During the fourth quarter 2014, average natural gas gathering volumes increased 15% to 1,251 million cubic feet per day (“MMcf/d”), processing volumes were down 6% to 187 MMcf/d and compression volumes reached a record 658 MMcf/d, up 89% over the fourth quarter 2013. Marcellus, PRB Niobrara and Barnett gathering volumes were the primary drivers of growth increasing 36%, 44% and 4%, respectively over the fourth quarter 2013, while Fayetteville gathering volumes declined by 30% compared to the fourth quarter 2013. All of the assets included in the gathering and processing segment are owned by CMLP.

Storage and Transportation segment EBITDA totaled $72.7 million, including a gain on long-lived assets of $33.2 million primarily attributable to the sale of the Tres Palacios storage facility in the fourth quarter 2014, compared to $36.7 million in the fourth quarter 2013. Segment EBITDA attributable to assets owned by CMLP was $38.7 million in the fourth quarter 2014, compared to $33.6 million in the fourth quarter 2013. The increase was due

(1)	Adjusted EBITDA and distributable cash flow are non-GAAP measures. Please refer to the financial tables accompanying this release for reconciliation to GAAP.

NEWS RELEASE

to higher throughput on firm contracts and increased interruptible service volumes resulting from strong Marcellus dry-gas producer activity and wider basis spreads in the Northeast. At CMLP, storage and transportation volumes averaged approximately 2,094 MMcf/d in the fourth quarter 2014, a 21% increase over the fourth quarter 2013. During the fourth quarter 2014, volumes on the MARC I pipeline, increased by 12%, as compared to the fourth quarter 2013. The assets attributable to CEQP reported EBITDA of $0.8 million in the fourth quarter 2014, exclusive of the gain primarily attributable to the sale of Tres Palacios, compared to EBITDA of $3.1 million in the fourth quarter 2013.

NGL and Crude Services segment EBITDA totaled $64.3 million, exclusive of non-cash goodwill and other long-lived asset impairments noted below, in the fourth quarter 2014, a 64% increase from $39.3 million in the fourth quarter 2013. The CMLP assets contributed segment EBITDA of $43.4 million, exclusive of non-cash goodwill and other long-lived asset impairments, in the fourth quarter of 2014, compared to $20.7 million in the fourth quarter of 2013. CMLP segment growth was driven primarily by the Arrow gathering system, which contributed $19.8 million compared to $4.2 million in the fourth quarter 2013, and the COLT Hub which contributed $15.9 million compared to $10.0 million in the fourth quarter 2013. CEQP’s NGL and crude services assets contributed $20.9 million of segment EBITDA in the fourth quarter 2014, compared to $18.6 million in the fourth quarter 2013. Crestwood’s West Coast NGL business and strong butane demand in the storage and terminal facilities drove improved cash flow for the segment.

Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $26.6 million in the fourth quarter 2014, compared with $40.6 million in the fourth quarter 2013. Fourth quarter 2013 corporate expenses included $17.8 million of transaction-related expenses incurred primarily for the Crestwood-Inergy merger.

Consolidated Full-Year 2014 Segment Results

Gathering and Processing segment EBITDA totaled $198.8 million, exclusive of the non-cash goodwill and other long-lived asset impairments noted below and the non-cash accrual for the Antero earn-out, during 2014. Full-year 2014 results were driven by a 16% increase in average 2014 natural gas gathering volumes to 1,214 MMcf/d, an 84% increase in average compression volumes to 542 MMcf/d, offset by 10% lower processing volumes to an average of 190 MMcf/d. The higher volumes from the Marcellus and Niobrara area assets were largely due to the completion of capital projects and investments totaling $191 million and $105 million, respectively, during 2014. All of the assets included in the gathering and processing segment are owned by CMLP.

Storage and Transportation segment EBITDA totaled $178.8 million, including a $33.8 million gain primarily on the sale of the Tres Palacios storage facility. Full-year 2014 results include the full-year contribution of the Northeast Marcellus assets and higher usage on firm storage and transportation contracts, increased volumes from interruptible services and wider basis spreads on Northeast pipelines during the third and fourth quarters of 2014. During the full year 2014, storage and transportation volumes at CMLP averaged

NEWS RELEASE

approximately 2,059 MMcf/d (a 21% increase over 2013). The assets attributable to CEQP generated an EBITDA loss of $4.0 million, exclusive of the gain primarily attributable to the sale of Tres Palacios, in 2014.

NGL and Crude Services segment EBITDA totaled $216.7 million, exclusive of non-cash goodwill and other long-lived asset impairments noted below, during 2014. The CMLP assets contributed segment EBITDA of $141.1 million, exclusive of goodwill and other long-lived asset impairments, in 2014. CMLP segment EBITDA growth was primarily due to the contribution of the Arrow assets, acquired in November 2013, and the expansion of the COLT facility in the second quarter 2014. CEQP’s NGL and crude services assets contributed $75.6 million of segment EBITDA in 2014. Crestwood’s West Coast NGL business and strong butane demand in the storage and terminals facilities drove improved cash flow for the segment.

Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $99.6 million in 2014. The full-year 2014 included $14.9 million of transaction and environmental related costs.

Goodwill and Other Long-Lived Asset Impairments

Generally Accepted Accounting Principles (“GAAP”) require that goodwill and other long-lived assets be recorded at fair value at the time assets are acquired and further require annual analysis to assess the periodic impairment of assigned values. As a result of this analysis in the fourth quarter 2014, CMLP reduced goodwill and other long-lived assets by $48.8 million and $34.3 million, respectively. Of the $83.1 million impairment, $51.3 million reflects a decrease in customer drilling activity in our Fayetteville and Granite Wash systems in response to the decrease in commodity prices. Additionally, we concluded that permitting delays at the proposed Watkins Glen NGL storage facility and lower cash flows from our US Salt operations have impacted the carrying value of goodwill and intangible assets assigned to those assets at the time of the Crestwood-Inergy merger, primarily resulting in a $31.8 million non-cash charge during the fourth quarter 2014.

Capital Spending and Liquidity

At CMLP, total capital expenditures, joint venture contributions, and acquisitions for the year ended December 31, 2014 were approximately $535 million, comprised of approximately $320 million growth project capital, $175 million of joint venture contributions, $20 million acquisition capital and $20 million of maintenance capital. Growth capital projects and acquisitions were focused on capacity expansions and new services in the Marcellus, Bakken, PRB Niobrara, and Delaware Permian plays. Total capital expenditures related to CEQP projects totaled approximately $17 million. CEQP’s capital expenditures primarily related to rail-to-truck terminal improvements, West Coast expansion projects, and transportation fleet additions.

At December 31, 2014, debt outstanding was primarily composed of $1,450 million of fixed-rate senior notes issued primarily by Crestwood Midstream, $555 million outstanding under Crestwood Midstream’s revolving credit facility and $369 million outstanding under Crestwood Equity’s revolving credit facility.

NEWS RELEASE

Crestwood Equity 2015 Outlook

The following projections for 2015 results are based on management’s current estimates and assumptions and are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Adjusted EBITDA, including CMLP, is estimated to be in the range of $540 million to $575 million. Adjusted EBITDA from operating assets owned directly by Crestwood Equity is estimated to be in the range of $60 million to $65 million in 2015; Adjusted distributable cash flow is estimated to be in the range of $80 million to $85 million; and

•	Consistent with CMLP’s announced cost reduction initiative, Crestwood Equity also anticipates significant cost reductions (including workforce reductions) in the first half of 2015, which will position Crestwood to better withstand any sustained downturn in commodity prices.

“In 2015, our focus will be to complete Crestwood Equity’s repositioning as a pure-play general partner, recapitalize its balance sheet, and achieve costs reductions that help position Crestwood for success in the current commodity price environment. Our current plan, along with CMLP’s 2015 outlook, provides a platform for improving our distribution coverage and leverage throughout 2015. Additionally, we continue to pursue a number of strategies which will create long term value for Crestwood Equity unitholders including the potential drop-down of the NGL business to Crestwood Midstream, bringing in new or additional sponsorship of the general partner that could infuse additional investment capital and midstream assets to our flexible partnership structure and continuing to develop consolidation opportunities with partners such as producers or utilities that offer a more traditional drop-down structure opportunity. We continue to believe that the diverse asset and operating portfolio that we have created with Crestwood’s operations presents a unique and compelling platform for investors looking to enter or expand in the midstream industry,” said Phillips.

Cost Reduction Initiative

Due to the recent decline in commodity prices and expectation for a prolonged period of price weakness, many of our customers have indicated a lower level of development activity across our asset portfolio in 2015. As a result, we have initiated a program to immediately realign Crestwood’s cost structure while maintaining our strong commitment to safety, compliance and customer service. This enterprise-wide initiative is expected to achieve run-rate cost savings of $25-$30 million, during the first half of 2015, by streamlining the organization to increase efficiency and improve effectiveness. Approximately $15 million of the overall cost savings is expected to contribute to 2015 forecasted results and will be accomplished through operational and support function consolidations and a reduction in work force.

NEWS RELEASE

Tres Palacios

In December 2014, Crestwood Equity sold its 100% membership interest in Tres Palacios Gas Storage LLC (“Tres Palacios”) to a joint venture formed by Crestwood Midstream and Brookfield Infrastructure Group (“Brookfield”) for a cash consideration of approximately $133 million, including customary working capital and other closing adjustments. Crestwood Equity utilized the total cash received from the sale to repay $130 million of outstanding borrowings under its revolving credit facility and reduced lender commitments under the facility to $495 million from $625 million.

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 412-902-0003 or 877-407-0672 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13599569#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in

NEWS RELEASE

crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood Equity’s and Crestwood Midstream’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

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About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity (NYSE: CEQP) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream. In addition, Crestwood Equity operates an NGL supply and logistics business that serves customers in the United States and Canada.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Mark Stockard, 832-519-2207

mark.stockard@crestwoodlp.com

Vice President, Treasurer

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013 (a)
Revenues:
Gathering and processing	$83.3	$76.0	$328.5	$216.3
Storage and transportation	47.5	49.1	192.9	104.2
NGL and crude services	865.8	682.5	3,406.9	1,031.3
Related party	0.6	0.6	3.0	74.9

	997.2	808.2	3,931.3	1,426.7
Costs of product/services sold:
Gathering and processing	6.3	5.9	29.1	24.1
Storage and transportation	3.4	8.0	24.8	15.7
NGL and crude services	768.6	622.6	3,069.2	930.0
Related party	10.1	10.3	42.2	32.5

	788.4	646.8	3,165.3	1,002.3
Expenses:
Operations and maintenance	54.6	39.1	203.3	104.6
General and administrative	26.8	40.8	100.2	93.5
Depreciation, amortization and accretion	76.1	62.1	285.3	167.9

	157.5	142.0	588.8	366.0
Other operating income (expense):
Gain (loss) on long-lived assets, net	(2.7)	0.9	(1.9)	5.3
Goodwill impairment	(48.8)	—	(48.8)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)

Operating income (loss)	(0.2)	(11.1)	117.9	28.2
Earnings (loss) from unconsolidated affiliates, net	0.6	0.3	(0.7)	(0.1)
Interest and debt expense, net	(31.3)	(31.7)	(127.1)	(77.9)
Other income, net	0.2	0.2	0.6	0.2

Income before income taxes	(30.7)	(42.3)	(9.3)	(49.6)
Provision (benefit) for income taxes	—	(0.2)	1.1	1.0

Net loss	(30.7)	(42.1)	(10.4)	(50.6)
Net loss attributable to non-controlling partners	69.1	50.4	66.8	57.3

Net income attributable to Crestwood Equity Partners LP	$38.4	$8.3	$56.4	$6.7

Subordinated unitholders’ interest in net income	$0.9	$0.2	$1.3	$0.3

Common unitholders’ interest in net income	$37.5	$8.1	$55.1	$6.4

Net income per limited partner unit:
Basic	$0.21	$0.04	$0.30	$0.06

Diluted	$0.21	$0.04	$0.30	$0.06

Weighted-average limited partners’ units outstanding (in thousands):
Basic	182,022	180,074	182,009	109,145
Dilutive units	4,388	4,388	4,388	4,388

Diluted	186,410	184,462	186,397	113,533

(a)	Financial data presented for the year ended December 31, 2013 reflects the operations of Legacy Crestwood GP for the entire period, and the operations of Legacy Inergy from June 19, 2013 to December 31, 2013. This presentation is required under U.S. Generally Accepted Accounting Principles (GAAP).

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2014	2013
Cash and cash equivalents	$8.8	$5.2

Outstanding debt:
Crestwood Equity Partners LP (a)
Revolving Credit Facility	$369.0	$381.0
Senior Notes	11.4	11.4
Other	2.6	2.8

Subtotal	$383.0	$395.2

Crestwood Midstream Partners LP (b)
Revolving Credit Facility	$555.0	$414.9
Senior Notes	1,450.0	1,450.0
Other	8.5	5.9

Subtotal	$2,013.5	$1,870.8

Total debt	$2,396.5	$2,266.0

Total partners’ capital	$5,584.5	$5,508.6

Crestwood Equity Partners LP partners’ capital
Common units outstanding	186.4	185.3

(a)	Crestwood Midstream and its subsidiaries do not provide credit support or guarantee any amounts outstanding under CEQP’s credit facility or senior notes.
(b)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EBITDA
Net loss	$(30.7)	$(42.1)	$(10.4)	$(50.6)
Interest and debt expense, net	31.3	31.7	127.1	77.9
Provision (benefit) for income taxes	—	(0.2)	1.1	1.0
Depreciation, amortization and accretion	76.1	62.1	285.3	167.9

EBITDA (a)	$76.7	$51.5	$403.1	$196.2
Significant items impacting EBITDA:
Unit-based compensation charges	4.9	9.8	21.3	17.4
(Gain) loss on long-lived assets, net	2.7	(0.9)	1.9	(5.3)
Goodwill impairment	48.8	—	48.8	4.1
Loss on contingent consideration	—	31.4	8.6	31.4
(Earnings) loss from unconsolidated affiliates, net	(0.6)	(0.3)	0.7	0.1
Adjusted EBITDA from unconsolidated affiliates, net	2.9	1.9	6.9	2.5
Change in fair value of commodity inventory-related derivative contracts	(3.5)	(0.6)	(10.3)	10.7
Significant transaction and environmental related costs and other items	0.8	17.8	14.9	40.6

Adjusted EBITDA (a)	$132.7	$110.6	$495.9	$297.7

Distributable Cash Flow
Adjusted EBITDA (a)	$132.7	$110.6	$495.9	$297.7
Cash interest expense (b)	(29.4)	(26.1)	(121.3)	(70.4)
Maintenance capital expenditures (c)	(9.4)	(5.9)	(27.6)	(13.4)
(Provision) benefit for income taxes	—	0.2	(1.1)	(1.0)
Deficiency payments	3.5	—	10.7	1.6
Public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow (d)	(78.4)	(54.5)	(286.7)	(161.1)

Distributable cash flow attributable to CEQP (e)	$19.0	$24.3	$69.9	$53.4

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, change in fair value of certain commodity derivative contracts, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels. The year ended December 31, 2014, includes $1.5 million of maintenance capital expenditures for January 1, 2014 to September 30, 2014 that was reclassified from growth capital expenditures to maintenance capital expenditures.
(d)	Crestwood Midstream distributable cash flow less incentive distributions paid to the general partner and the public LP ownership interest in Crestwood Midstream.
(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EBITDA
Net cash provided by operating activities	$125.8	$74.2	$283.0	$188.3
Net changes in operating assets and liabilities	(23.4)	(8.6)	73.8	(19.6)
Amortization of debt-related deferred costs, discounts and premiums	(2.6)	(6.2)	(8.5)	(9.2)
Interest and debt expense, net	31.3	31.7	127.1	77.9
Market adjustment on interest rate swap	0.7	0.6	2.7	1.7
Unit-based compensation charges	(4.9)	(9.8)	(21.3)	(17.4)
Gain (loss) on long-lived assets, net	(2.7)	0.9	(1.9)	5.3
Goodwill impairment	(48.8)	—	(48.8)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)
Earnings (loss) from unconsolidated affiliates, net	0.6	0.3	(0.7)	(0.1)
Deferred income taxes	0.7	0.2	5.2	2.8
Provision (benefit) for income taxes	—	(0.2)	1.1	1.0
Other non-cash income (expense)	—	(0.2)	—	1.0

EBITDA (a)	$76.7	$51.5	$403.1	$196.2
Unit-based compensation charges	4.9	9.8	21.3	17.4
(Gain) loss on long-lived assets, net	2.7	(0.9)	1.9	(5.3)
Goodwill impairment	48.8	—	48.8	4.1
Loss on contingent consideration	—	31.4	8.6	31.4
(Earnings) loss from unconsolidated affiliates, net	(0.6)	(0.3)	0.7	0.1
Adjusted EBITDA from unconsolidated affiliates, net	2.9	1.9	6.9	2.5
Change in fair value of commodity inventory-related derivative contracts	(3.5)	(0.6)	(10.3)	10.7
Significant transaction related costs and other items	0.8	17.8	14.9	40.6

Adjusted EBITDA (a)	$132.7	$110.6	$495.9	$297.7

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, change in fair value of certain commodity derivative contracts, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gathering and Processing
Revenues	$84.3	$76.6	$332.5	$291.2
Costs of product/services sold	16.4	16.2	71.3	56.6
Operations and maintenance expense	18.9	14.4	62.9	54.9
Gain (loss) on long-lived assets, net	(32.8)	1.0	(32.7)	5.4
Goodwill impairment	(18.5)	—	(18.5)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)
Earnings from unconsolidated affiliate	0.4	0.5	0.5	0.1

EBITDA	$(1.9)	$16.1	$139.0	$149.7

Storage and Transportation
Revenues	$47.5	$49.1	$192.9	$104.2
Costs of product/services sold	3.4	8.0	24.8	15.7
Operations and maintenance expense	4.8	4.4	23.3	12.1
Gain on long-lived assets	33.2	—	33.8	—
Earnings from unconsolidated affiliate	0.2	—	0.2	—

EBITDA	$72.7	$36.7	$178.8	$76.4

NGL and Crude Services
Revenues	$865.8	$682.5	$3,406.9	$1,031.3
Costs of product/services sold	769.0	622.6	3,070.2	930.0
Operations and maintenance expense	30.9	20.3	117.1	37.6
Gain (loss) on long-lived assets	(3.1)	(0.1)	(3.0)	(0.1)
Goodwill impairment	(30.3)	—	(30.3)	—
Loss from unconsolidated affiliate	—	(0.2)	(1.4)	(0.2)

EBITDA	$32.5	$39.3	$184.9	$63.4

Total Segment EBITDA	$103.3	$92.1	$502.7	$289.5
Corporate	(26.6)	(40.6)	(99.6)	(93.3)

EBITDA	$76.7	$51.5	$403.1	$196.2

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gathering and Processing (MMcf/d)
Marcellus	629.1	461.2	597.9	419.6
Barnett rich	162.3	182.5	170.1	196.9
Barnett dry	261.3	226.6	247.2	231.8
Fayetteville	85.2	122.1	98.0	98.4
PRB Niobrara - Jackalope Gas Gathering (a)	68.4	47.5	56.5	45.0
Other	44.8	46.1	44.6	53.1

Total gathering volumes	1,251.1	1,086.0	1,214.3	1,044.8
Processing volumes	186.5	198.1	189.5	210.2
Compression volumes	657.7	347.3	542.3	295.5

Storage and Transportation
Northeast Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	34.8	34.8
Firm storage services (MMcf/d)	384.5	438.5	458.3	478.3
Interruptible storage services (MMcf/d)	73.9	25.3	46.5	21.4
Northeast Transportation - firm contracted capacity (MMcf/d)	975.0	875.0	940.0	875.0
% of operational capacity contracted	100%	100%	100%	100%
Firm services (MMcf/d)	1,192.8	891.4	1,066.9	851.2
Interruptible services (MMcf/d)	208.5	378.0	252.5	355.5
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	13.6	14.5	11.2	14.5
% of operational capacity contracted	35%	38%	30%	38%
Firm storage services (MMcf/d) (b)	56.2	68.5	88.5	50.1
Interruptible storage services (MMcf/d) (b)	145.1	25.3	70.3	24.0

NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	65.8	47.3	57.9	47.3
Natural gas (MMcf/d)	42.9	13.7	33.1	13.7
Water (MBbls/d)	19.3	11.4	17.8	11.4
COLT Hub
Rail loading (MBbls/d)	111.9	85.5	109.7	82.3
Connector pipeline (MBbls/d) (c)	7.8	5.6	7.8	4.7
Crude barrels trucked (MBbls/d)	21.0	—	18.3	—
Total Bakken crude barrels handled (MBbls/d)	206.5	138.4	193.7	134.3
Douglas terminal rail loading (MBbls/d) (a)	7.5	—	5.6	—
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,500.0	1,500.0	1,500.0	1,500.0
Supply & Logistics volumes sold (MBbls/d)	97.4	107.2	80.0	87.4
West Coast volumes sold or processed (MBbls/d)	40.4	45.5	43.3	48.9
NGL volumes trucked (MBbls/d)	82.7	96.7	79.7	84.1

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	In December 2014, we sold our 100% interest in Tres Palacios Gas Storage LLC, to a joint venture formed by Crestwood Midstream (owns a 50.01% interest) and Brookfield Infrastructure Group (owns a 49.99% interest), operational data reported for the three and twelve months ended December 31, 2014 are at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 36.5 MBbls/d and 31.6 MBbls/d for the three and twelve months ended December 31, 2014, 19.1 MBbls/d and 20.0 MBbls/d for the three and twelve months ended December 31, 2013.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2015 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2015 Range Low - High
Net income	$56 - $101
Interest and debt expense, net	142
Depreciation, amortization and accretion	300 - 310
Unit-based compensation charges	20
Earnings from unconsolidated affiliates	(13) - (18)
Adjusted EBITDA from unconsolidated affiliates	25 - 30

Adjusted EBITDA	$540 - $575

Cash interest expense (a)	(135)
Maintenance capital expenditures (b)	(25) - (28)
Public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow (c)	(300) - (330)

Distributable cash flow attributable to CEQP (d)	$80 - $85

(a)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Crestwood Midstream distributable cash flow less incentive distributions paid to the general partner and the public LP ownership interest in Crestwood Midstream.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and public Crestwood Midstream LP unitholders interest in CMLP distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.